EXHIBIT 10.32

LOAN AGREEMENT

between

PW POLY CORP. (the “Company”),

and

MEDALLION CAPITAL, INC. (the “Lender”)

JANUARY 15, 2004

Loan Agreement

Dated January 15, 2004

This Agreement is entered into January 15, 2004, among MEDALLION CAPITAL, INC., a Minnesota corporation, 3000 West County Road 42, Suite 301, Burnsville, Minnesota 55337-4287, a Licensee under the Small Business Investment Act of 1958, (the “Lender”) and PW POLY CORP., a Minnesota corporation, 1550 Valley River Drive, Eugene, Oregon 97440 (the “Company”).

The Lender and the Company agree as follows:

ARTICLE ONE

THE LOAN

1.1 Loan

Subject to the terms of this Agreement, the Lender agrees to loan the Company $1,300,000 (the “Loan”). The Loan will be evidenced by and be repayable in accordance with a Promissory Note issued by the Company to the Lender in the amount of the Loan (the “Note”) which is attached as Exhibit 1.1.

1.2 Security

The Company’s obligations under the Note, this Agreement and the other documents delivered to the Lender pursuant to this Agreement (all of the foregoing being collectively the “Loan Documents”) are subject to or secured by the Security Agreement of the Company attached as Exhibit 1.2 (the “Company Security Agreement”).

1.3 Closing

Subject to fulfillment of the terms of this Agreement, the Loan shall be made to the Company (the “Closing”) on January 15, 2004 (the “Closing Date”).

1.4 Fees

At the Closing the Company shall pay Lender an origination fee in the total amount of $26,000, of which $13,000 has already been paid. At the Closing the Company shall also pay the Lender’s out of pocket expenses (including reasonable attorney’s fees and costs advanced) incurred in the analysis of the Loan, the preparation of the Loan Documents and the Closing, and the other fees and expenses due hereunder at the Closing.

1.5 Subordination

The Company is party to a credit agreement with Wells Fargo Business Credit, Inc. (the “Senior Lender”) providing for not less than $4,600,000 nor more than $9,200,000 in credit accommodations to be extended to the Company. At the Closing the Lender and the Senior Lender shall execute and deliver the Subordination Agreement attached as Exhibit 1.5 (the “Subordination Agreement”). THE INDEBTEDNESS EVIDENCED BY THIS AGREEMENT AND ITS REPAYMENT ARE SUBJECT TO THE SUBORDINATION AGREEMENT.

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1.6 Warrant

Simultaneous with the Closing, the Company shall issue, execute and deliver to the Lender the stock purchase warrant attached as Exhibit 1.6 (the “Warrant”).

ARTICLE TWO

REPRESENTATIONS AND WARRANTIES

To induce the Lender to make the Loan, the Company represents and warrants to the Lender that, except as expressly stated to the contrary in the Disclosure Schedule attached hereto as Exhibit 2 (the “Disclosure Schedule):

2.1 Good Standing

The Company is a corporation duly organized, validly existing and in good standing under the laws of Minnesota, is authorized to engage in the business now carried on by it, and is qualified as a foreign corporation to do business in each state where the nature of the business done by it requires qualification (such states being those listed at Section 2.1 of the Disclosure Schedule).

2.2 Capital Stock

The authorized and outstanding capital stock of the Company is as described at 2.2 of the Disclosure Schedule.

2.3 Subsidiaries; Benefit From the Loan

The Company has no Subsidiaries, other than W.L. Plastics Corporation. As used in this Agreement, “Subsidiary” means any corporation, partnership, limited liability entity or other entity in which the Company owns, directly or indirectly, any class of equity security, or any profit or loss participation interest.

2.4 Financial Statements

The Company has delivered to the Lender unaudited monthly financial statements of the Company for the months of October, November and December 2003. All of the foregoing financial statements of the Company are referred to collectively as the “Financial Statements” and are attached at Section 2.4 of the Disclosure Schedule. The Financial Statements were prepared in accordance with generally accepted accounting principles, consistently applied, and fairly present the financial condition of the Company as of the dates of the balance sheets included in the Financial Statements and the results of its operations for the periods then ended.

2.5 Use of Proceeds

The proceeds from the Loan shall be used only as described in the Sources and Uses Schedule attached at Section 2.5 of the Disclosure Schedule.

2.6 Absence of Material Changes

Since the date of the Financial Statements, there have been no material adverse changes in the condition, financial or otherwise, of the Company or its businesses or properties, nor does the Company know of, as of Closing, any which may occur; and, except as set forth in Section 2.6 of

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the Disclosure Schedule, since the date of the Financial Statements the Company has not issued, sold or acquired any of the outstanding shares of any class of its capital stock, nor are there any contingent obligations, liability for taxes or commitments not disclosed or subject to reserve in the Financial Statements, other than the Loan under this Agreement.

2.7 Shareholders, Officers and Directors

Section 2.7 of the Disclosure Schedule is a true and correct listing of the shareholders (including the number of shares of any class of stock held by each), officers and directors of the Company.

2.8 Property Ownership; Leases

Except as indicated on Section 2.8 of the Disclosure Schedule, the Company has good title, free and clear of all liens and encumbrances (other than liens for taxes not delinquent) to all of its real and personal property reflected on the Financial Statements, other than as disposed of in the ordinary course of business since the date of the Financial Statements. All property or assets not owned by the Company and used in the operation of its business, if any, are subject to valid leases held by the Company covering their use or occupancy, which leases are not in default. Section 2.8 of the Disclosure Schedule contains a list of all real estate owned or leased by the Company and all liens or encumbrances on any owned real estate or assets.

2.9 Ownership of Intellectual Property Rights

The Company possesses all patents, licenses, trademarks, trademark rights, trade names, copyrights and the like (“Intellectual Property”) necessary or appropriate to conduct its business as now conducted without conflict with those of any other person. Section 2.9 of the Disclosure Schedule lists all patents, licenses, trademarks, trade names, copyrights and royalty agreements of the Company.

2.10 Litigation

All of the litigation or proceedings pending or, to the knowledge of the Company or its officers, threatened against the Company or any of its properties in any court or by or before any governmental agency or arbitrator are listed in Section 2.10 of the Disclosure Schedule.

2.11 Taxes

All Federal, State and other tax returns and reports of the Company required by law to be filed have been filed and all Federal, State and other taxes, assessments, fees and other governmental charges (other than those presently payable without penalty) imposed upon the Company or the properties, assets or payroll of the Company which are due and payable have been paid.

2.12 Absence of Prohibition or Liens

Except as disclosed at Section 2.12 of the Disclosure Schedule, there is no provision in the Company’s current Articles or Certificate of Incorporation or Bylaws, or in any indenture or agreement to which the Company is a party, nor any law, rule, regulations, contract, statute of any governmental authority, which limits or prohibits, or which may in the future limit or prohibit, the execution, delivery or fulfillment by the Company of this Agreement or its Exhibits or of any of the acts or agreements contemplated by this Agreement or the other Loan Documents or which results or which may in the future result in the creation of a lien or encumbrance on any asset of the Company.

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2.13 Authorization

The execution and delivery of this Agreement and the other Loan Documents have been duly authorized by the Board of Directors of the Company. The officers of the Company are authorized to execute and deliver this Agreement and the other Loan Documents to which it is a party and perform the same in accordance with their respective terms.

2.14 Environmental Matters

Except as disclosed at Section 2.14 of the Disclosure Schedule, the Company has obtained all material permits, licenses and other authorizations which are required under federal, state and local laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, hazardous or toxic materials, or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes (“Environmental Laws”). Except as disclosed at Section 2.14 of the Disclosure Schedule, the Company and all activities of the Company comply in all material respects with all Environmental Laws and with all terms and conditions of any required permits, licenses and authorizations applicable to the Company. Except as disclosed at Section 2.14 of the Disclosure Schedule, the Company is also in material compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any plan, order, decree, judgment or notice. The Company is not aware of, nor has it received notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with, or which may give rise to any liability under, any Environmental Laws or the common law concerning environmental matters.

2.15 Finder’s or Broker’s Fees

The Company has not entered into any agreement to pay or has any obligation to pay any commission, finder’s fee, brokerage fee or other such fees to any person (other than to Lender) as a result of the transactions in or contemplated by this Agreement.

2.16 Small Business Concern

The Company is a “Small Business Concern” as that term is defined by the Small Business Administration. No officer, director or stockholder of the Company is, or has been within six months prior to the Closing Date, an officer, director, agent or employee of Lender or an “Associate”, as that term is defined in Part 107 of Title 13 of the Code of Federal Regulations, of Lender. No portion of the proceeds of the Loans will be used for any purpose in contravention of any of the provisions of Part 107 of Title 13 of the Code of Federal Regulations. The Company has ever been debarred from contracts with any governmental unit and no debarment proceedings are currently underway or threatened by any governmental unit.

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2.17 Criminal Offenses

None of the officers or directors of the Company has been convicted of a felony within the past 10 years.

2.18 Solvency

After giving effect to the execution and delivery of the Loan Documents and the making of the Loan, the Company will not be “insolvent” within the meaning of that term as defined in Section 101 of the United States Bankruptcy Code or Section 2 of the Uniform Fraudulent Transfer Act or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

2.19 Certain Contracts

Section 2.19 of the Disclosure Schedule lists and briefly describes all agreements between the Company and any officer or manager of the Company or any immediate relative of any of them; all plans pursuant to such benefits are paid or to be paid to any employee of the Company; and all material agreements of the Company with brokers or others for services. Copies of all such agreements, or a written description of any such agreement which is not in writing, have been delivered to Lender.

2.20 Disclosure of Material Facts

No representation or warranty by the Company in this Agreement or any of the other Loan Documents, nor any statement, document or certificate furnished or to be furnished by the Company or its representatives to the Lender or its representatives in connection with this Agreement or any of the other Loan Documents, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the facts stated therein not misleading.

ARTICLE THREE

AFFIRMATIVE COVENANTS OF THE COMPANY

The Company agrees that, so long as the Note is outstanding or any other amounts remain owing to the Lender under any of the Loan Documents:

3.1 Prompt Payment of Taxes and Claims

The Company will pay when due all taxes, lawful claims for labor, materials, supplies, rents, lease payments and other debts and liabilities which if unpaid would by law be a lien or charge upon the property of the Company, unless properly contested and where adequate reserves have been established.

3.2 Insurance

The Company shall maintain insurance policies in such types and amounts as are in the Company’s reasonable judgment, and subject to the reasonable satisfaction of the Lender,

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appropriate for its business. The policies in force on the Closing Date are listed in Section 3.2 of the Disclosure Schedule. In the event a policy lapses, is modified or replaced, the Company shall promptly notify the Lender and send copies of the new policies.

3.3 Repairs

The Company shall maintain in good repair and working order all assets used in its business, ordinary wear and tear excepted..

3.4 Board of Directors

The Company’s Board of Directors shall meet at least quarterly and consist of at least three people. The Company shall furnish Lender at least five days prior to each Board meeting written notice and an agenda of the meeting and shall provide the Lender promptly a copy of the minutes of all meetings of the Board and all other actions and other reports of or given to the Board or any committee thereof. A representative of the Lender shall have the right to attend all Board meetings and have the full rights of a Board member at the meeting except the right to vote on Board resolutions. Directors shall not receive compensation for serving on the Board. The Company shall reimburse the Lender (its employees or representatives) its actual out-of-pocket expenses for meetings with the Company.

3.5 Delivery of Financial and Other Documents

The Company shall deliver to Lender:

3.5.1 As soon as available and in any event within 120 days after the close of each fiscal year (a) a balance sheet of the Company as of the close of the fiscal year and consolidated statements of income and retained earnings and changes in financial position for the year then ended, accompanied by an unqualified opinion of the Company’s independent certified public accountants reasonably acceptable to the Lender, and (b) a letter from such accountants stating whether the Company is in compliance with the provisions of Sections 3.14 and 4.10, or if not in compliance stating in reasonable detail the facts with respect to such noncompliance.

3.5.2 Within 10 days after the Company’s issuance or receipt, copies of all reports submitted to the Company by its certified public accountants that contain an opinion rendered in connection with an examination of any financial statements of the Company; the preliminary prospectus and the effective prospectus contained in any registration statements filed with the Securities and Exchange Commission; any annual or periodic reports filed with such Commission; any listing application filed with any stock exchange; and each annual report and all other reports, including proxy solicitations, which the Company shall send to its shareholders.

3.5.3 Within 30 days after each monthly accounting period, separate balance sheets of the Company and each of its subsidiaries as of the close of each month and statements of income and retained earnings for the portion of the fiscal year-to-date then ended, prepared in conformity with paragraph 3.6 and Lender’s commercially reasonable informational requirements. Upon request by the Lender, a monthly aging

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report of the Company’s accounts receivable and accounts payable, a copy of the reconciliation of the Financial Statements to the cash accounts, and a description of any off balance sheet liabilities assumed by the Company and any capital expenditures in excess of $25,000.

3.6 Form of Financial Documents

For purposes of this Agreement:

3.6.1 Except as provided in subsection 3.6.2, all financial statements of the Company provided under this Agreement shall be prepared in conformity with generally accepted accounting principles applied on a consistent basis.

3.6.2 If any accounting principle, method of valuation or governmental regulations followed in the preparation of financial statements is required to be modified by the Financial Accounting Standards Board, the Company shall so notify the Lender, and the financial statements may be modified to such extent.

3.6.3 All fiscal year-end financial statements delivered to the Lender shall be accompanied by a letter from the certified public accountant who prepared them stating that such statements have been prepared in compliance with the provisions of Section 3.6. All other financial statements and reports delivered to the Lender pursuant to this Agreement shall be accompanied by a certificate signed by the Company’s President, Treasurer or Chief Financial Officer, certifying that they have been prepared in compliance with the provisions of Section 3.6, that they fairly and accurately state the current financial condition of the Company, that the financial statements have been reconciled with the cash accounts, that all payroll withholding taxes were paid when due, whether any Default existed during the accounting period covered by the financial statements, and if so the facts with respect thereto in reasonable detail. A copy of the form of the certification is attached as Exhibit 3.6.3. In the event the President, Treasurer or Chief Financial Officer cannot certify the above, a detailed disclosure of those items which cannot be certified together with a detailed explanation for each item shall be given to Lender, together with the financial statements. Disclosure of non-certified matters shall not cure any Default.

3.7 Budget

At least 30 days prior to the Company’s fiscal year end it shall begin developing a budget for the following fiscal year. Not later than 30 days after to the close of each fiscal year, the Company’s Board of Directors shall review the budget and the Board shall adopt an operating and capital expenditures budget for the fiscal year just commencing. A copy of the budget with underlying assumptions shall be delivered to the Lender not later than 10 days after approval by the Board.

3.8 Information on Request; Disclosure

The Company shall furnish promptly, at the Lender’s request, such information as Lender may reasonably conclude is necessary to determine whether the Company is in compliance with the terms of this Agreement or as may be needed by the Lender to prepare any required reports to

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shareholders or appropriate federal and state regulatory authorities. Lender shall keep such information confidential, except that the Company consents to reasonable disclosure by the Lender of the Company’ information, including financial information, to Lender’s parent corporation and appropriate federal and state regulatory authorities.

3.9 Corporate Existence

The Company shall maintain its corporate existence and conduct its business in all material respects in an orderly and regular manner.

3.10 Litigation

The Company shall promptly notify the Lender of all actual or threatened litigation, and of all actual or threatened proceedings before any governmental or regulatory body or arbitrator to which it is a party, in each case which either involves amounts in controversy of $50,000 or more or may affect materially adversely the Company’s business.

3.11 Inspections

The Company shall permit, at such times as will not unreasonably interfere with the conduct of its business, the Lender’s representatives to visit and inspect any property of the Company and shall make available to the representatives for inspection or copying any of the Company’s books and records. Each officer of the Company and the Company’s independent accountants will discuss with the Lender’s representatives any of the Company’s affairs, finances and accounts at such times and as often as the Lender may reasonably request.

3.12 Corporate Funds

Cash funds of the Company in excess of needs reasonably necessary for its day-to-day operations shall be used to purchase U.S. Treasury Bills or U.S. guaranteed securities or shall be deposited in insured bank or savings and loan association accounts or certificates of deposit. The Company further agrees that all corporate funds required for day-to-day operations, except up to $100 held as petty cash, shall be promptly placed in Company bank accounts and all withdrawals over $10,000 shall require signatures of two authorized management personnel.

3.13 Civil Rights

The Company shall comply with the provisions of the Civil Rights Acts of 1964 and file with or make available to Lender such information as may be necessary to enable Lender to meet its reporting requirements to the Small Business Administration.

3.14 Financial Covenants

(a) Minimum Debt Service Coverage Ratio. The Company will maintain its Debt Service Coverage Ratio, determined on June 30, 2004 and on each June 30 and December 31 thereafter for the period from the beginning of the calendar year containing such date to such date, at not less than .90 to 1.00 on each June 30 and 1.00 to 1.00 on each December 31.

(b) Maximum Senior Debt to Tangible Capital Base Ratio. The Company will maintain its Senior Debt to Tangible Capital Base Ratio, determined as at the end of each calendar year (commencing with the calendar year ending December 31, 2004), at not more than 3.50 to 1.00.

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(c) Minimum Earnings Before Taxes. The Company will achieve Earnings Before Taxes, for the period from the beginning of the calendar year containing the following indicated months to the last day of such month, of not less than 85% of the amount set forth opposite such month (numbers in parenthesis denote negative numbers):

Period Ending on the Last Day Of	Minimum Earnings Before Taxes
January, 2004	$(218,500)
February, 2004	$(241,500)
March, 2004	$(201,250)
April, 2004	$(28,750)
May, 2004	$63,750
June, 2004	$106,250
July, 2004	$255,000
August, 2004	$340,000
September, 2004	$467,500
October, 2004	$595,000
November, 2004	$425,000
December, 2004	$425,000
January, 2005	$(201,250)
February, 2005	$(201,250)
March, 2005	$(201,250)
April, 2005	$(28,750)
May, 2005	$63,750

(d) Capital Expenditures. The Company will not incur or contract to incur Capital Expenditures of more than $500,000 in the aggregate during any calendar year (commencing with the calendar year ending December 31, 2004).

(e) For purposes of this Section, the following terms have the meanings indicated:

“Book Net Worth” means the aggregate of the common and preferred stockholders’ equity in the Company, determined in accordance with GAAP.

“Capital Expenditures” means, for any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment on the consolidated statement of cash flows of the Company during such period, in respect of (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials, contract labor (excluding

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expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect (including expenditures for nonrecurring tangible assets such as software).

“Current Maturities of Long Term Debt” means as of a given date, the amount of the Company’s (i) Debt for borrowed money or for the deferred purchase price of property and (ii) capitalized leases, in each case which became due during the period ending on the designated date.

“Debt” means of a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.

“Debt Service Coverage Ratio” means, for any period of determination, the ratio of (i) the sum of (A) Funds from Operations plus (B) Interest Expense minus (C) Capital Expenditures plus (D) Debt incurred to finance such Capital Expenditures and secured solely by Liens on the property acquired to (ii) the sum of (A) Current Maturities of Long Term Debt and (B) Interest Expense, in each case calculated in accordance with GAAP.

“Earnings Before Taxes” means net income from operations before deductions for income taxes, including extraordinary losses and excluding extraordinary gains.

“Funds From Operations” means for a given period, the sum of (i) Net Income, (ii) depreciation and amortization, (iii) deferred income taxes, and (iv) other non-cash items, each as determined for such period in accordance with GAAP.

“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described in Section 5.6.

“Intangible Assets” means all intangible assets as determined in accordance with GAAP and including Intellectual Property Rights, goodwill, accounts due from Affiliates, Directors, Officers or employees, prepaid expenses, deposits, deferred charges or treasury stock or any securities or Debt (other than Subordinated Debt) of the Company or any other securities unless the same are readily marketable in the United States or entitled to be used as a credit against federal income tax liabilities, non-compete agreements and any other assets designated from time to time by the Lender, in its sole discretion.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

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“Interest Expense” means for a fiscal year-to-date period, the Company’s total gross interest expense during such period (excluding interest income), and shall in any event include (i) interest expensed (whether or not paid) on all Debt, (ii) the amortization of debt discounts, (iii) the amortization of all fees payable in connection with the incurrence of Debt to the extent included in interest expense, and (iv) the portion of any capitalized lease obligation allocable to interest expense.

“Net Income” means fiscal year-to-date after-tax net income from continuing operations as determined in accordance with GAAP.

“Senior Debt to Tangible Capital Base Ratio” means as of a given date, the ratio of (a) the Company’s Debt minus Subordinated Debt to (b) the Company’s Tangible Capital Base, in each case calculated on a consolidated basis for the Company in accordance with GAAP.

“Subordinated Debt” means any Indebtedness of the Company, now existing or hereafter created, incurred or arising, which, notwithstanding anything to the contrary in this Agreement, is subordinated in right of payment to the payment of the Company’s obligations to the Senior Lender.

“Tangible Capital Base” means the sum of (a) difference between (i) Book Net Worth and (ii) Intangible Assets plus (b) the unpaid principal balance of Subordinated Debt.

ARTICLE FOUR

NEGATIVE COVENANTS OF THE COMPANY

The Company agrees that, so long as the Note is outstanding or any other amounts remain owing to the Lender under any of the Loan Documents, the Company shall not:

4.1 Change of Operations

Substantially change the present nature of its business operations.

4.2 Dividends

Directly or indirectly purchase, acquire, redeem or retire any shares of its capital stock outstanding nor pay any dividends or make any distributions.

4.3 Expense Reimbursement

Reimburse out-of-pocket expenses which do not meet the Internal Revenue Service test as a business expense deduction and then only upon submission of an expense report meeting the business expense documentation requirements of the Internal Revenue Service. A summary of all expense reports shall be reviewed at least annually by the Board or by a committee of the Board and any discrepancies investigated.

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4.4 Transactions with Insiders

Purchase or sell any asset or service to or from any director or officer, or any person who owns or controls, directly or indirectly, 5% or more of any class of the capital stock of the Company or the Lender, or any relative of any of the foregoing, or any organization in which any one or more of the foregoing, together, hold, directly or indirectly, an ownership interest of 5% or more (“Affiliate”), or rent or lease property to or from an Affiliate, except with the prior written approval of the Lender or as set forth in Section 4.4 of the Disclosure Schedule.

4.5 Application of Funds

Invest in or otherwise divert any of its funds to an individual, other corporation or business entity other than the Company (except for the acquisition of shares of W.L. Plastics Corporation), it being the intent of this Agreement that the Company will apply its full capital and resources to its own corporate business and purposes.

4.6 Mergers and Acquisitions

Consolidate or merge with, or purchase all or a substantial part of the assets of, any other entity, or sell, lease or otherwise transfer any assets other than in the normal course of its present business, enter into any franchising agreements, or create any Subsidiaries.

4.7 Guaranties

Guarantee or endorse any obligation of others, except obligations of its wholly owned Subsidiaries as may be appropriate for purposes of their obtaining usual and normal open account and short-term credit of the type normally and necessarily outstanding in the operation of the business, or otherwise assume any contingent liability.

4.8 Indebtedness

Incur any indebtedness in addition to that existing or committed at the Closing Date, except for usual and normal unsecured open account and short-term credit of the type normally and necessarily outstanding in the operation of the business, except as provided in Section 4.9 of the Disclosure Schedule and except for purchase money security debt that does not exceed the purchase price.

4.9 Encumbrances; Conditional Sales

Except for those encumbrances and liens disclosed in Section 4.9 of the Disclosure Schedule and purchase money security interests that do not extend beyond the purchased property, create, incur, assume or suffer to exist any mortgage, pledge, lien or other encumbrance of any kind on any of its properties now owned or hereafter acquired, nor acquire or agree to acquire property under any conditional sales agreement or title retention contract, nor engage in any sale-and-leaseback transaction.

4.10 Nature of Business

Move its corporate or business offices or make any other substantial change in the nature of its business without the prior consent of the Lender, which will not be unreasonably withheld with respect to moves.

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4.11 Change in Control

Sell, lease, transfer or dispose of the Company’s assets outside the ordinary course of business, or transfer any assets necessary for the continuation of the Company’s business, except as provided in the Security Agreement.

4.12 Amend Articles or Bylaws

Amend or change its Articles or Certificate of Incorporation or Bylaws in any material respect, or violate or breach any provisions thereof.

ARTICLE FIVE

DEFAULTS

Any of the following acts or conditions shall constitute a default (“Default”):

5.1 Failure to Pay Interest or Principal

If the Company fails to pay when due any installment of interest or principal owed under the Note.

5.2 Untrue Representation or Warranty

If any representation or warranty made by the Company to the Lender subsequently proves to have been incomplete or untrue in any material respect as of the Closing Date, or any statement, certificate or data furnished by the Company to the Lender under this Agreement or its Exhibits proves to have been incomplete or untrue in any material respect or materially misleading under the circumstances in which it was provided as of the date on which the information is stated or certified.

5.3 Contractual Default

If the Company breaches, or a default exists under, any provision of this Agreement or any of the other Loan Documents, and such breach or default is not cured (if capable of cure) within fifteen days of the date such breach or default occurs.

5.4 Bankruptcy or Insolvency

If the Company is insolvent, or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; such receiver, trustee or similar officer is appointed without the application or consent of the Company and such appointment shall continue undischarged for a period of 60 days; or the Company shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Company and shall remain undismissed for a period of 60 days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Company and such judgment, writ, or similar process shall not be released, vacated or fully bonded within 30 days after its issue or levy.

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5.5 Judgment

If there is rendered against the Company a final judgment, decree or order for the payment of money in excess of $50,000 and the continuance of such judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution.

5.6 Default on Other Obligations

If there is a default or event of default under any material (as defined below) bond, debenture, note or other evidence of indebtedness of the Company (other than the Note) or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture or other instrument; provided, that if such default or event of default under such bond, debenture, note or other evidence of indebtedness shall be cured by the Company or waived by the holder(s) of such indebtedness, then the Default hereunder by reason of such default or event of default shall be deemed likewise to have been thereupon cured or waived. For purposes of this Section, “material” means involving $50,000 in indebtedness under any single bond, debenture, note or other evidence or indebtedness, or involving an aggregate of $50,000 under more than one bond, debenture, note or other evidence of indebtedness of any amount.

5.7 Change in Control

There is any action, event or occurrence which results in the change in the ownership of more than 25% of the outstanding capital stock of the Company which in ordinary circumstances has the power to elect the Company’s Board of Directors or equivalent body, except as disclosed in Section 5.7 of the Disclosure Schedule.

ARTICLE SIX

REMEDIES

6.1 Acceleration

In the event of any Default, Lender may, by notice in writing to the Company, declare the entire principal amount and accrued interest of the Company’s debt held by Lender immediately due and payable without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are waived by the Company. This remedy shall not be exclusive of any other remedy in law or equity.

6.2 Other Remedies

In the event of any Default, the Lender shall be entitled to exercise any or all of its remedies under any of the Loan Documents or under applicable law. In the event a Default occurs, the

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interest rate on the entire principal shall increase to the lesser of nineteen percent (19%) or the highest rate permitted by applicable law, and shall remain at that rate until the Default is waived by the Lender in writing or cured to the satisfaction of the Lender and so indicated by Lender in writing.

6.3 No Waiver; Remedies Cumulative

No failure or delay on the part of the Lender in exercising any right, power or remedy under this Agreement or any of the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under this Agreement or any of the other Loan Documents. The remedies herein and in the other Loan Documents are cumulative and not exclusive of any remedies provided by law.

ARTICLE SEVEN

ADDITIONAL ACTIONS TAKEN BY THE COMPANY

At or before the Closing, the Company shall take the actions described below and execute and deliver, as appropriate, to the Lender the following documents, in each case in form and substance satisfactory to the Lender:

7.1 Opinion of Counsel to the Company

An opinion of counsel for the Company, addressed to the Lender, dated the Closing Date and attached as Exhibit 7.1, in form and substance acceptable to the Lender and its legal counsel.

7.2 Secretary’s Certificate

A certificate executed by the Secretary of the Company certifying as to an attached true, correct and complete copy for the Company of: its Certificate of Incorporation, Bylaws and the resolutions of its Board of Directors authorizing its entry into this Agreement and the various Loan Documents. This Secretary’s Certificate is attached as Exhibit 7.2.

7.3 Good Standing Certificates

Certificates of Good Standing for the Company issued by the Secretary of State or other appropriate state official of the state in which the Company is domiciled and each other state, if any, in which the Company conducts business. These Certificates are attached as Exhibit 7.3.

7.4 SBA Forms

An executed copy of SBA Form 480, SBA Form 652, Debarment certification, and Statement of Qualification. The SBA forms are attached as Exhibit 7.4.

7.5 UCC-1 Financing Statements

UCC-1 Financing Statements authorized by the Company for filing in the jurisdiction or jurisdictions where such filings are necessary to perfect the security interests granted by the Loan Documents. The UCC-1 Financing Statements are attached as Exhibit 7.5.

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ARTICLE EIGHT

GENERAL PROVISIONS

8.1 Exhibits

The attached exhibits are by reference made an integral part of this Agreement:

Exhibit	Title
1.1.	Promissory Note issued to the Lender
1.2.	Security Agreement of the Company
1.5	Subordination Agreement
1.6	Warrant
2.	Disclosure Schedule
3.6.3	Form of Certification
7.1	Opinion of Counsel
7.2	Secretary’s Certificate(s)
7.3	Certificates of Good Standing
7.4	SBA Forms
7.5	UCC-1 Financing Statements

8.2 Applicable Law

This Agreement is to be interpreted in conformity with the Small Business Investment Act of 1958, as amended, and is otherwise governed by the laws of the State of Minnesota. The provisions of this Agreement shall be severable.

8.3 Assignment

None of the rights of the Company under this Agreement or any of the other Loan Documents shall be assigned by the Company except with the written consent of the Lender. Subject to the preceding sentence, the rights and obligations of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

8.4 Headings

The headings used in this Agreement are intended for informational purposes only and shall not affect its interpretation.

8.5 Amendments, Etc.

No amendment, modification, termination or waiver of any provision of this Agreement or any of the other Loan Documents or consent to any departure therefrom shall be effective unless the same shall be in writing and signed by the Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand given to the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

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8.6 Addresses for Notices, Etc.

Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for hereunder and under any of the other Loan Documents shall be in writing and mailed or personally delivered to the applicable party at its address indicated below:

If to Lender:

Medallion Capital, Inc.

3000 West County Road 42, Suite 301

Burnsville, Minnesota 55337-4287

Attention: President

If to any or all of the Company:

PW Poly Corp.

1550 Valley River Drive

Eugene, Oregon 97440

Attention: Larry Fleming

with a copy to:

Fredrikson & Byron

200 S. Sixth Street, Suite 4000

Minneapolis, Minnesota 55402-1425

Attention: K. Lisa Holter

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All notices, requests, demands and other communications shall be effective when personally delivered or two days after the date when mailed.

8.7 Indemnification

The Company agrees to indemnify the Lender and any other holders of the Note and their respective officers, directors, employees, agents and representatives (the “Indemnitees”) from any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever, including but not limited to the fees and expenses of the Lender’s legal counsel, incurred by or asserted against any of the Indemnitees in any way relating to or arising out of this Agreement, the Note or the other Loan Documents or the enforcement of any of the terms hereof or thereof, except with respect to those arising from an Indemnitee’s own gross negligence or willful misconduct. The obligations of the Company under this Section shall survive payment of the Note.

8.8 Public Notices

The Company agree that the Lender shall have the right after the Closing to place advertisements or public notices in financial and other newspapers at Lender’s expense describing the financing provided by the Lender under this Agreement and using any Company name and trade style.

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The Lender shall submit a copy of the form of such proposed advertisements or notices to the Company for its prior approval, which approval will not be unreasonably withheld or delayed.

8.9 Enforcement Expenses

The Company shall pay or reimburse the Lender for paying all out-of-pocket expenses incurred by the Lender in connection with the enforcement of the Loan Documents and the other instruments and documents to be delivered hereunder or thereunder, including the reasonable fees and out-of-pocket expenses of legal counsel to the Lender with respect to thereto.

8.10 Consent to Jurisdiction

AT THE OPTION OF THE LENDER, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS DELIVERED PURSUANT TO THIS AGREEMENT MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND THE COMPANY AND THE LENDER CONSENT TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVE ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE COMPANY COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

8.11 Waiver of Trial by Jury

THE COMPANY AND THE LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

In Witness Whereof, the parties have executed this Loan Agreement as of the date first written above.

PW POLY CORP.

By:	/s/ Dobson West
Dobson West, Secretary

MEDALLION CAPITAL, INC.

By:	/s/ Stephen A. Lewis
Its:	Senior Vice President

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